November 6, 2013

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100F Street Northeast
Washington, DC 20549-2000

RE:	W&E Source Corp.
File No. 000-52276

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K dated November 6, 2013 of W&E Source Corp. and are in agreement with the statements contained therein as it pertains to our firm.

We have no basis to agree or disagree with any other statements of the Registrant contained in Item 4.01.

Sincerely,

/s/ Anton & Chia, LLP